Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of SPI Energy Co., Ltd. on Form S-8 of our report dated April 1, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of SPI Energy Co., Ltd. as of December 31, 2021 and 2020, and the related consolidated statements of operations, comprehensive loss, equity (deficit) and cash flows for each of the three years in the period ended December 31, 2021 appearing in the Annual Report on Form 10-K of SPI Energy Co., Ltd. for the year ended December 31, 2021.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

(Formerly Marcum Bernstein & Pinchuk LLP)

New York, NY

February 3, 2023